Exhibit 11.1

                 Statement re: Computation of Per Share Earnings

The following table sets forth the computation of earnings per share for the six and three months ended June 30, 1997 and 1996. The computation of weighted average common shares and common share equivalents on a fully diluted basis is the same as on the primary basis since the average and ending market price used in the computation is the same.

                                                    Six Months Ended                Three Months Ended
                                                        June 30,                         June 30,

                                                   1997             1996           1997            1996
                                             --------------   --------------  --------------  --------------
Net income (loss) before extraordinary
item                                         $    (358,580)   $   1,009,782   $     144,382   $    694,123

Extraordinary item, net                         (1,556,898)               -               -             -
                                             --------------   --------------  --------------  --------------
Net income (loss)                            $  (1,915,478)   $   1,009,782   $     144,382   $     694,123
                                             ==============   ==============  ==============  ==============

Weighted  average   outstanding   common
  shares   (includes    100,000   shares
  subject  to put  option  for  the  six
  months ended June 30, 1997 and for the
  three  months  ended June 30, 1997 and
  1996 and 83,333 shares  subject to put
  option for the six  months  ended June
  30, 1996, respectively)                          964,865          890,094         976,055         939,625

Increase  due  to  assumed  issuance  of
  shares  related to  outstanding  stock
  options   using  the  treasury   stock
  method                                                 -            1,575           6,083           1,575

Increase  due  to  assumed  exercise  of
  stock   warrants  using  the  treasury
  stock method                                           -          142,261          36,940         147,758
                                             --------------   --------------  --------------  --------------
Adjusted  weighted   average  number  of
  common   shares   and   common   share
  equivalents                                      964,865        1,033,930       1,019,078       1,088,958
                                             ==============   ==============  ==============  ==============
Earnings  (loss)  per  common  share and
  common share equivalent:

Net income (loss) before extraordinary item

                                             $       (0.37)   $        0.98   $        0.14   $        0.64

Extraordinary item, net                              (1.62)               -               -               -
                                             --------------   --------------  --------------  --------------
Net income (loss)                            $       (1.99)   $         0.98  $        0.14   $        0.64
                                             ==============   ==============  ==============  ==============
